Exhibit 99.1

Neogenix Oncology® Receives Additional Federal Grant,

Bringing Total Award to Over $730,000

For Immediate Release

Rockville, MD., January 5, 2011— Neogenix Oncology, Inc. (Neogenix) announced today that the company has been awarded an additional grant under the Qualifying Therapeutic Discovery Project Program, bringing the total amount received by Neogenix Oncology under this federal program to $733,437.74. The latest grant, which totals $244,479.24, was awarded for the therapeutic development of the company’s NPC-1C antibody.

Invented and developed by Neogenix Oncology, the company’s NPC-1C (Ensituximab) monoclonal antibody is currently in a Phase I multi-center clinical trial at Johns Hopkins Hospital, Duke University Medical Center and North Shore LIJ for advanced colorectal and pancreatic cancer.

“This additional federal grant will be extremely beneficial to our company, helping to move our product development forward while continuing the clinical trial of our NPC-1C monoclonal antibody for colorectal and pancreatic cancer”, said Dr. Philip M. Arlen, CEO of Neogenix Oncology.

Neogenix was previously awarded two grants totaling $488,958.50, under the Qualifying Therapeutic Discovery Project Program. These prior applications were for the company’s h16C3 therapeutic antibody development program and the diagnostic biomarker development program for both our h16C3 and NPC-1C antibodies.

About Neogenix Oncology

Neogenix Oncology is a clinical stage biotechnology company focused on developing and commercializing therapeutic and diagnostic products for the early detection and treatment of pancreatic, colorectal, lung, cervical, ovarian, prostate, and other cancers. The company’s portfolio includes monoclonal antibodies that are designed to be specific to cancer cells by recognizing epitopes that are tumor specific, that is, found on cancer cells, but not normal cells. Founded in late 2003 and headquartered in Great Neck, NY, the company conducts its research and development work in its laboratories in Rockville, MD. The company is presently conducting a clinical study to establish certain of its antibodies as a serum diagnostic for pancreatic and colorectal cancers, and in December 2009 began a multicenter Phase I therapeutic trial to evaluate the clinical safety of ensituximab (NPC-1C antibody) in patients with metastatic pancreatic and colorectal cancer. For more information, please visit the company’s web site at www.neogenix.com.

Forward Looking Statements

Certain statements contained in this release are forward-looking statements that relate to future events. These statements are based on current expectations only and are subject to known and unknown risks, uncertainties and other factors which may cause the actual results to be materially different from any future results express or implied by such forward-looking statements, including those risk factors discussed in the company’s SEC reports, including the company’s Form 10 and quarterly reports on Form 10-Q. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Press Contact:

RoseMarie Terenzio, RMT PR Management

O: 212-414-1909, C: 917-913-7226

rterenzio@rmtpr.com